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                               Exhibit (6)(i)


          Copies of all investment advisory contracts to which the registrant is a party -- Management Services Agreement, dated May 13, 1997, between Berthel SBIC, LLC and
           Berthel Fisher & Company Planning, Inc.



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                         MANAGEMENT SERVICES AGREEMENT


     This Agreement is made on May 13, 1997, by and between Berthel SBIC, LLC, a Delaware limited liability company ("Company"), and Berthel Fisher & Company Planning, Inc., an Iowa corporation ("Manager").

     The following is a recital of facts underlying this Agreement:

     A. Company has applied to be licensed as a small business investment company ("SBIC") by the U.S. Small Business Administration ("SBA") pursuant to the Small Business Investment Act of 1958, as amended, and regulations promulgated pursuant to such legislation (such legislation and regulations being collectively referred to as the "SBIC Act").

     B. Manager desires to offer management and advisory services to Company and Company wishes to retain the services of Manager to provide such services.

     C. The Limited Liability Agreement (the "LLC Agreement") pursuant to which Company is being organized provides for the retention by the Company of a management services company such as Manager. Capitalized terms not otherwise defined in the Agreement shall have the meanings set forth in the LLC Agreement.

     NOW THEREFORE, the parties agree as follows:

     1. ENGAGEMENT. Company retains Manager to provide the services specified in this Agreement, and Manager accepts such retention and shall provide such services during the term of this Agreement.

     2. SERVICES. Manager shall provide the following services to Company in connection with the Company's business operations:

        (a) location, development, investigation, analysis and presentation to Company of suitable investment opportunities, which are consistent with the Company's status as an SBIC and with the policies of the Company as established from time to time by the Company's Management Board;

        (b) preparation of reports, research and economic and statistical data relating to proposed and existing investments of Company;

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        (c)      review of investment guidelines for Company and
                 proposal of revisions thereto in light of changing business and economic factors and portfolio growth;

        (d) monitoring of investments, and making recommendations with respect to enforcement of Company rights and sale or other disposition of investments;

        (e) preparing or causing to be prepared such reports as the Company's officers and Management Board may from time to time request;

        (f) preparing or causing to be prepared all tax returns and tax information required by Company;

        (g) preparing or causing to be prepared and filing or causing to be filed all reports Company is required to record or file with governmental entities, including the SBA;

        (h) administration of the day-to-day operations of Company, including maintenance of accounts, books and records as required under applicable laws and SBA rules and regulations;

        (i) furnishing Company suitable office space which is identified as Company's place of business;

        (j) attendance to or arrangement for clerical and accounting services; and

        (k) such other services as may be mutually agreed upon.

     3. MAINTENANCE OF STAFF AND FACILITIES. Manager shall maintain a staff trained and experienced in the business of Company of sufficient size to enable the Company to adequately carry on its business. Compensation for such staff shall be at rates which are competitive within the industry. In addition to the service of its own staff, Manager shall, when necessary, arrange for and coordinate the services of other professionals and consultants. Manager shall properly equip its office with such equipment and supplies as are reasonably necessary for performance of its obligations pursuant to this Agreement. All costs and expenses incurred by Manager in connection with the hiring of employees and maintaining and equipping its office shall be borne by the Manager and shall be incurred in the name of Manager and not in the name of Company.

     4. OPERATIONAL EXPENSES. Manager shall pay all Management Expenses of Company as set forth in Company's LLC Agreement, and Manager shall not seek reimbursement from Company for payment of Management Expenses. If Manager pays any expenses of

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Company which are not Management Expenses, Company promptly shall reimburse Manager upon presentation of reasonable documentation of such expenses.

     5. MANAGEMENT FEE. For services under this Agreement, Company shall pay Manager an annual fee calculated as set forth in Section 9.2.1 of the LLC Agreement. The management fee shall be payable quarterly, in advance. During the term of this Agreement Manager shall be considered to be a third party beneficiary of those provisions of the LLC Agreement which pertain to the payment of the Management Fee, the definition of Management Expenses, indemnification of Manager and its related parties and otherwise apply or pertain to the Manager or the terms pursuant to which the Manager provides services to Company pursuant to this Agreement, and such provisions of the LLC Agreement may not be amended r deleted without Manager's consent.

     6. TERM. This Agreement shall expire upon the first to occur of: (a) completion of liquidation of the Company pursuant to the LLC Agreement; or (b) thirty (30) days following either party giving notice of termination to the other party. This Agreement shall automatically terminate if it is assigned by Manager.

     7. INDEMNIFICATION. Company shall indemnify Manager and its owners (whether shareholders, partners, members or otherwise), directors, officers, employees and other representatives to the fullest extent permitted by the LLC Agreement. Such indemnification shall continue as to a person who has ceased to hold the position which entitled such person to indemnification and such indemnification shall inure to the benefit of the successors, assigns, heirs, personal representatives, executors, trustees, and administrators of such person.

     8. MANAGER'S ACTIVITIES. Manager may perform management services for entities other than Company and may give advice and take action in the performance of its duties which may differ from the advice given or action taken with respect to Company and the Company's investments.

     9. BOOKS AND RECORDS. Manager shall make its books, records and employees pertaining to the Company available for inspection and consultation by Company's Management Board and officers.

     10. MATERIAL CHANGES. This Agreement may not be materially changed without the prior approval of the Company's Management Board without prior approval of the SBA.

     11. MISCELLANEOUS. This Agreement is binding upon the parties hereto and their successors and assigns and shall be governed by and construed according to the laws of the State of Iowa. This Agreement may be amended only in a writing signed by each of the parties, and

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terms of this Agreement may be  waived only by a writing signed by the party to be charged with such waiver.

     12. NOTICES. Whenever any notice is required to be or may be given pursuant to this Agreement it shall be deemed given when sent to the party to receive such notice by registered or certified mail, by overnight courier, by facsimile or other electronic communication or personal delivery at the following address:

         If to Company:

                BERTHEL SBIC, LLC
                100 Second Street, SE
                P.O. Box 74250
                Cedar Rapids, IA  52407-4250
                Telephone No.:  319/365-2506
                Facsimile No.:  319/365-4538

         If to Manager:

                BERTHEL FISHER & COMPANY PLANNING, INC.
                100 Second Street, SE
                P.O. Box 74250
                Cedar Rapids, IA  52407-4250
                Telephone No.:  319/365-2506
                Facsimile No.:  319/365-4538

     IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed and delivered this Agreement as of the date set forth above.

                                        BERTHEL SBIC,LLC

                                        By: /s/ James D. Thorp
                                           -------------------------------

                                        Its:  President
                                            ------------------------------

                                        BERTHEL FISHER & COMPANY
                                        PLANNING, INC.

                                        By: /s/ James D. Thorp
                                           -------------------------------

                                        Its:  President
                                            ------------------------------


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